Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283

GENESCO REPORTS THIRD QUARTER FISCAL 2012 RESULTS

—Third Quarter Comparable Store Sales Increase 12%—

—Company Raises Fiscal 2012 Outlook—

NASHVILLE, Tenn., Nov. 22, 2011 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the third quarter ended October 29, 2011, of $26.2 million, or $1.09 per diluted share, compared to earnings from continuing operations of $17.0 million, or $0.72 per diluted share, for the third quarter ended October 30, 2010. Fiscal 2012 third quarter results reflect pretax items of $3.4 million, or $0.12 per diluted share after tax, including compensation expense related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited in June 2011, acquisition expenses and other legal matters. As previously announced, because the obligation to pay the deferred purchase price for Schuh is contingent upon the continued employment of the payees, U.S. Generally Accepted Accounting Principles require that it be treated as compensation expense. Fiscal 2011 third quarter results were reduced by pretax items totaling $3.1 million, or $0.05 per diluted share after tax, primarily related to fixed asset impairments and purchase price accounting adjustments.

Adjusted for the items described above in both periods, earnings from continuing operations were $29.1 million, or $1.21 per diluted share, for the third quarter of Fiscal 2012, compared to earnings from continuing operations of $18.1 million, or $0.77 per diluted share, for the third quarter of Fiscal 2011. For consistency with Fiscal 2012’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. Additionally, the Company believes that the presentation of earnings from continuing operations before the compensation expense associated with the Schuh deferred purchase price will enable investors to understand the effect attributable to incorporating a continuing employment condition into the obligation to pay deferred purchase price. Since the compensation expense is a non-cash charge until the deferred purchase price is actually paid, the Company believes that earnings including such expense may not be fully reflective of the Company’s ongoing results or indicative of its prospects. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the third quarter of Fiscal 2012 increased 33% to $616.5 million from $464.8 million in the third quarter of Fiscal 2011. Comparable store sales in the third quarter of Fiscal

2012 increased by 12%. The Lids Sports Group’s comparable store sales increased by 8%, the Journeys Group increased by 15%, Johnston & Murphy Retail increased by 7%, and Underground Station increased by 14%.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our third quarter operating performance was exceptionally strong, highlighted by significant gains in sales and profitability. We were particularly encouraged by our 12% comparable store sales gain, which contributed to strong expense leverage for the quarter. The strength of our product assortments combined with the current fashion trends have us well positioned as we get set for our busiest selling period of the year.

“The fourth quarter has gotten off to a good start with comparable store sales up 11% through the first three weeks of November. While we do not expect to maintain comparable sales at this level for the balance of the quarter, we are optimistic about our ability to meaningfully expand our top and bottom line over the same period a year ago.”

Dennis also discussed the Company’s updated outlook. “Based on our third quarter performance, we are raising our Fiscal 2012 guidance. We now expect full year diluted earnings per share to be in the range of $3.64 to $3.69, which represents a 47% to 49% increase over last year’s earnings, up from our previous guidance range of $3.35 to $3.42. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are projected to total approximately $2.5 million to $3.5 million pretax, or $0.06 to $0.09 per share, after tax, in Fiscal 2012. They also do not reflect Schuh acquisition expenses and compensation expense associated with the Schuh deferred purchase price as described above, totaling approximately $13.8 million, or $0.54 per diluted share, for the full year. This guidance assumes comparable store sales of 10% to 11% for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “Our results through the first three quarters of Fiscal 2012 are well ahead of our initial expectations and have us set up to deliver a very strong year. They also represent a great start to our 5-year plan. I believe that we have the right people and strategies in place to drive our portfolio of businesses forward to achieve $3.1 billion in sales and operating margins of at least 9% by Fiscal 2016.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on November 22, 2011 at 7:30 a.m. (Central time), may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,380 retail stores throughout the U.S., Canada and the United Kingdom, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.schuh.co.uk, www.johnstonmurphy.com, www.dockersshoes.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.keukafootwear.com and www.lidsteamsports.com. The Company’s Lids Sports division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, Keuka, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.

Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
In Thousands	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net sales	$616,525	$464,838	$1,568,618	$1,229,345
Cost of sales	304,373	228,097	771,640	600,489
Selling and administrative expenses	265,895	207,942	721,954	584,484
Restructuring and other, net	345	2,120	1,936	6,564

Earnings from operations*	45,912	26,679	73,088	37,808

Interest expense, net	1,869	306	3,464	768

Earnings from continuing operations before income taxes	44,043	26,373	69,624	37,040

Income tax expense	17,882	9,406	28,138	13,906

Earnings from continuing operations	26,161	16,967	41,486	23,134

Provision for discontinued operations	(73)	(50)	(997)	(784)

Net Earnings	$26,088	$16,917	$40,489	$22,350

*	Includes $3.1 million and $10.9 million, respectively, of acquisition related expenses for the three and nine months ended October 29, 2011.

Earnings Per Share Information

	Three Months Ended		Nine Months Ended
In Thousands (except per share amounts)	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Preferred dividend requirements	$49	$49	$147	$148

Average common shares - Basic EPS	23,407	23,069	23,158	23,337

Basic earnings per share:
Before discontinued operations	$1.12	$0.73	$1.79	$0.98
Net earnings	$1.11	$0.73	$1.74	$0.95

Average common and common equivalent shares - Diluted EPS	23,976	23,562	23,728	23,770

Diluted earnings per share:
Before discontinued operations	$1.09	$0.72	$1.74	$0.97
Net earnings	$1.09	$0.72	$1.70	$0.93

GENESCO INC.

Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
In Thousands	October 29, 2011	October 30, 2010*	October 29, 2011	October 30, 2010*
Sales:
Journeys Group	$251,454	$215,976	$637,435	$550,834
Underground Station Group	22,704	21,729	65,933	64,946
Schuh Group	78,212	—	112,185	—
Lids Sports Group	185,547	152,703	532,746	405,273
Johnston & Murphy Group	48,146	45,399	141,768	129,001
Licensed Brands	30,259	28,663	77,727	78,319
Corporate and Other	203	368	824	972

Net Sales	$616,525	$464,838	$1,568,618	$1,229,345

Operating Income (Loss):
Journeys Group	$28,377	$21,475	$43,714	$24,762
Underground Station Group	(139)	(1,411)	(1,893)	(4,338)
Schuh Group (1)	4,417	—	4,340	—
Lids Sports Group	18,892	12,207	51,002	33,143
Johnston & Murphy Group	2,979	1,522	8,029	3,446
Licensed Brands	3,700	3,440	7,998	10,112
Corporate and Other (2)	(12,314)	(10,554)	(40,102)	(29,317)

Earnings from operations	45,912	26,679	73,088	37,808
Interest, net	1,869	306	3,464	768

Earnings from continuing operations before income taxes	44,043	26,373	69,624	37,040
Income tax expense	17,882	9,406	28,138	13,906

Earnings from continuing operations	26,161	16,967	41,486	23,134
Provision for discontinued operations	(73)	(50)	(997)	(784)

Net Earnings	$26,088	$16,917	$40,489	$22,350

*	Certain expenses previously allocated to corporate in Fiscal 2011 have been reallocated to operating divisions to conform to current year presentation. Fiscal 2011 has been restated to reflect this new allocation.
(1)	Includes $2.9 million and $4.3 million, respectively, in deferred payments related to the Schuh acquisition for the three months and nine months ended October 29, 2011.
(2)	Includes a $0.3 million charge in the third quarter of Fiscal 2012 which includes $0.2 million in other legal matters and $0.1 million for network intrusion expenses and includes $1.9 million of other charges in the nine months of Fiscal 2012 which includes $1.1 million for asset impairments, $0.5 million for network intrusion expenses and $0.3 million for other legal matters. The third quarter and nine months of Fiscal 2012 also included $0.2 million and $6.6 million, respectively, of acquisition related expenses. Includes a $2.1 million charge in the third quarter of Fiscal 2011 for asset impairments and includes $6.6 million of other charges in the first nine months of Fiscal 2011 which includes $6.4 million for asset impairments and $0.2 million for other legal matters.

GENESCO INC.

Consolidated Balance Sheet

In Thousands	October 29, 2011	October 30, 2010
Assets
Cash and cash equivalents	$36,073	$24,574
Accounts receivable	61,393	47,923
Inventories	544,099	450,902
Other current assets	66,439	52,155

Total current assets	708,004	575,554

Property and equipment	229,553	200,495
Other non-current assets	405,539	241,921

Total Assets	$1,343,096	$1,017,970

Liabilities and Equity
Accounts payable	$243,594	$199,299
Other current liabilities	148,154	95,216

Total current liabilities	391,748	294,515

Long-term debt	142,648	30,400
Other long-term liabilities	128,403	108,281
Equity	680,297	584,774

Total Liabilities and Equity	$1,343,096	$1,017,970

GENESCO INC.

Retail Units Operated - Nine Months Ended October 29, 2011

	Balance 01/30/10	Acquisitions	Open	Close	Balance 01/29/11	Acquisitions	Open	Close	Balance 10/29/11
Journeys Group	1,025	0	9	17	1,017	0	14	14	1,017
Journeys	819	0	6	12	813	0	10	12	811
Journeys Kidz	150	0	3	4	149	0	4	0	153
Shi by Journeys	56	0	0	1	55	0	0	2	53
Underground Station Group	170	0	0	19	151	0	0	12	139
Schuh Group	0	0	0	0	0	75	2	2	75
Schuh UK	0	0	0	0	0	51	2	1	52
Schuh ROI	0	0	0	0	0	8	0	0	8
Schuh Concessions	0	0	0	0	0	16	0	1	15
Lids Sports Group	921	58	41	35	985	10	31	26	1,000
Johnston & Murphy Group	160	0	3	7	156	0	5	5	156
Shops	116	0	2	7	111	0	0	5	106
Factory Outlets	44	0	1	0	45	0	5	0	50

Total Retail Units	2,276	58	53	78	2,309	85	52	59	2,387

Retail Units Operated - Three Months Ended October 29, 2011

	Balance 07/30/11	Acquisitions	Open	Close	Balance 10/29/11
Journeys Group	1,013	0	6	2	1,017
Journeys	807	0	5	1	811
Journeys Kidz	152	0	1	0	153
Shi by Journeys	54	0	0	1	53
Underground Station Group	141	0	0	2	139
Schuh Group	75	0	2	2	75
Schuh UK	51	0	2	1	52
Schuh ROI	8	0	0	0	8
Schuh Concessions	16	0	0	1	15
Lids Sports Group	994	6	9	9	1,000
Johnston & Murphy Group	157	0	2	3	156
Shops	109	0	0	3	106
Factory Outlets	48	0	2	0	50

Total Retail Units	2,380	6	19	18	2,387

Constant Store Sales

	Three Months Ended		Nine Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Journeys Group	15%	9%	15%	5%
Underground Station Group	14%	3%	10%	0%
Lids Sports Group	8%	13%	12%	10%
Johnston & Murphy Group	7%	7%	11%	6%

Total Constant Store Sales	12%	9%	13%	6%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended October 29, 2011 and October 30, 2010

In Thousands (except per share amounts)	3 mos Oct 2011	Impact on EPS	3 mos Oct 2010	Impact on EPS
Earnings from continuing operations, as reported	$26,161	$1.09	$16,967	$0.72

Adjustments: (1)
Impairment charges	32	—	1,341	0.06
Acquisition expenses	206	0.01	—	—
Deferred payment - Schuh acquisition	2,882	0.12	—	—
Other legal matters	120	—	—	—
Purchase price accounting adjustment - margin	—	—	533	0.02
Purchase price accounting adjustment - expense	—	—	92	—
Network intrusion expenses	68	—	—	—
Lower effective tax rate	(355)	(0.01)	(796)	(0.03)

Adjusted earnings from continuing operations (2)	$29,114	$1.21	$18,137	$0.77

(1)	All adjustments are net of tax where applicable. The tax rate for the third quarter of Fiscal 2012 is 38.4% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the third quarter of Fiscal 2011 is 38.2% excluding a FIN 48 discrete item of $0.1 million.
(2)	Reflects 24.0 million share count for Fiscal 2012 and 23.6 million share count for Fiscal 2011 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Nine Months Ended October 29, 2011 and October 30, 2010

In Thousands (except per share amounts)	9 mos Oct 2011	Impact on EPS	9 mos Oct 2010	Impact on EPS
Earnings from continuing operations, as reported	$41,486	$1.74	$23,134	$0.97

Adjustments: (1)
Impairment charges	674	0.03	3,923	0.17
Acquisition expenses	5,628	0.24	—	—
Deferred payment - Schuh acquisition	4,301	0.18	—	—
Other legal matters	180	0.01	95	—
Flood loss	—	—	215	0.01
Purchase price accounting adjustment - margin	—	—	766	0.03
Purchase price accounting adjustment - expense	—	—	266	0.01
Expenses related to aborted acquisition	—	—	127	—
Network intrusion expenses	329	0.01	—	—
Lower effective tax rate	(2,551)	(0.11)	(776)	(0.03)

Adjusted earnings from continuing operations (2)	$50,047	$2.10	$27,750	$1.16

(1)	All adjustments are net of tax where applicable. The tax rate for the nine months of Fiscal 2012 is 38.9% excluding a FIN 48 discrete item of $0.3 million. The tax rate for the nine months of Fiscal 2011 is 38.8% excluding a FIN 48 discrete item of $0.3 million.
(2)	Reflects 23.7 million share count for Fiscal 2012 and 23.8 million share count for Fiscal 2011 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fourth Quarter Ending January 28, 2012

In Thousands (except per share amounts)	High Guidance Fiscal 2012		Low Guidance Fiscal 2012
Forecasted earnings from continuing operations	$34,676	$1.45	$33,476	$1.40

Adjustments: (1)
Impairment, intrusion expenses and other legal matters	197	0.01	197	0.01
Deferred payment - Schuh acquisition	2,982	0.12	2,982	0.12

Adjusted forecasted earnings from continuing operations (2)	$37,855	$1.58	$36,655	$1.53

(1)	All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2012 is 40% excluding a FIN 48 discrete item of $0.2 million.
(2)	Reflects 24.0 million share count for Fiscal 2012 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 28, 2012

In Thousands (except per share amounts)	High Guidance Fiscal 2012		Low Guidance Fiscal 2012
Forecasted earnings from continuing operations	$73,578	$3.09	$72,387	$3.04

Adjustments: (1)
Impairment, intrusion expenses and other legal matters	1,370	0.06	1,370	0.06
Deferred payment - Schuh acquisition	7,283	0.31	7,283	0.31
Acquisition expenses	5,613	0.23	5,613	0.23

Adjusted forecasted earnings from continuing operations (2)	$87,844	$3.69	$86,653	$3.64

(1)	All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2012 is 39.5% excluding a FIN 48 discrete item of $0.5 million.
(2)	Reflects 23.8 million share count for Fiscal 2012 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.